UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 8*)

(Name of Issuer)
Bostonfed Bancorp Inc.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
101178101

Check the following box if a fee
is being paid with this statement.
 (A fee is not required only if the
 filing person:  (1) has a previous
 statement on file reporting beneficial
 ownership of more than five percent
 of the class of securities described
 in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less
of such class.) (See Rule 13d-7).

*The remainder of this cover page shall
 be filled out for a reporting persons
initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the
remainder of this cover page shall
 not be deemed to be filed for the
 purpose of Section 18 of the Securities
Exchange Act of 1934 (Act) or otherwise
subject to the liabilities of that section
 of the Act but shall be subject to all
other provisions of the Act (however,
 see the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	98,100

6  SHARED VOTING POWER
	0

7  SOLE DISPOSITIVE POWER
	120,750

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	120,750

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.55%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) BOSTONFED BANCORP INC.
	(B) 17 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 101178101

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  120,750
	(B)  2.55%
	(C)	(I)   98,100
		(II)	0
		(III)	120,750
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were
 acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a
participant in any transaction having
 such purposes or effect.

SIGNATURE

After reasonable inquiry and to the
 best of my knowledge and belief, I
 certify that the information set
forth in this statement is true,
complete and correct.

							Richard A. Horstmann, VP
							Date:   1/5/05